Exhibit 99.2

NORTHFIELD BANK
581 MAIN STREET SUITE 810
WOODBRIDGE, NJ 07095-1144

New retirement plan services coming soon!

We’re moving the Northfield Bank Employee Savings Plan to a new service provider, Principal®. You’ll still have access to the same great retirement plan benefits along with some exciting new ways to help you plan for the life you want in retirement.

In the coming weeks, we will work closely with a specialized team from Principal to help ensure a smooth transition. We’ve outlined some important information you need to know about the process.

Key dates

January 20, 2020	Last day to change investment election with current provider.
January 20, 2020	Last day to request investment transfers, plan loans (if available), withdrawals or distributions with current provider.
January 20, 2020 to Week of February 16, 2020*	Blackout period (as described below) for retirement funds with current service provider transitioning to Principal.
January 28, 2020	Estimated date retirement funds transfer to Principal.

*This date depends on the accurate and timely transfer of data between our current provider/recordkeeper and Principal. You’ll be notified of any delays in the transfer of data that change this date. During this final week of the blackout period, you can call 800.547.7754, 9:00 a.m. to 5:00 p.m. EST, Monday through Friday, to check the status of the transition.

About the blackout period

The blackout is a short period of time when account activities otherwise available under the plan are paused, including:

•	Transferring funds among investment options

•	Requesting a plan loan, distribution or withdrawal

•	Changing payroll deferral elections

This is necessary to allow any pending account activity to process so your funds transition correctly. All investment options held under the plan are subject to the blackout period. Your payroll deductions will continue to be withheld and invested during this time.

During the blackout period, you won’t be able to direct or diversify the retirement funds held in the retirement account. That’s why it’s important to review and consider your current investment decisions before the transition begins. For your long-term retirement security, give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income, and investments.

If you have questions about the blackout period, please contact:

Aline Silva Northfield Bank (732)499-7200
581 Main Street Suite 810
Woodbridge, NJ 07095-1144

Preparing for the transition

To get ready for the transition to Principal, review your current contribution rate and investment elections and how they may be affected by the transition.

Your current funds will be transferred to the investment elections you select with Principal. If you don’t make an election prior to allocation of funds to your Principal account, they will be invested in the age-applicable lifecycle target date fund based on your normal retirement date as stated in the Summary Plan Description. For more information on the lifecycle target date funds, see your Qualified Default Investment Alternative (QDIA) notice. You may make your investment election at principal.com prior to the blackout begin date.

Future contributions, rollover funds, or residual assets received after blackout has ended, will be invested in the participant-level default investment option unless you select your own investment elections. You can review and update your investment elections once you set up your account at principal.com

About Target Date investment options:

Target date portfolios are managed toward a particular target date, or the approximate date the investor is expected to start withdrawing money. As each target date portfolio approaches its target date, the investment mix becomes more conservative by increasing exposure to generally more conservative investments and reducing exposure to typically more aggressive investments. Neither the principal nor the underlying assets of target date portfolios are guaranteed at any time, including the target date. Investment risk remains at all times. Asset allocation and diversification do not ensure a profit or protect against a loss. Be sure to see the relevant prospectus or offering document for full discussion of a target date investment options including determination of when the portfolio achieves its most conservative allocation.

You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stock from the account during the blackout period.

Transition complete

When the transition of plan services is complete, you’ll receive a special statement confirming the transfer of your retirement funds. You’ll then be able to review or make changes online and access additional resources at principal.com.

See the Investment Option Summary for additional important information.

Investing involves risk, including possible loss of principal.

Asset allocation and diversification does not ensure a profit or protect against a loss. Equity investment options involve greater risk, including heightened volatility, than fixed-income investment options. Fixed-income investments are subject to interest rate risk; as interest rates rise their value will decline. International and global investing involves greater risks such as currency fluctuations, political/social instability and differing accounting standards. These risks are magnified in emerging markets.

There is no guarantee that a target date investment will provide adequate income at or through retirement. This document is intended to be educational in nature and is not intended to be taken as a recommendation.
Insurance products and plan administrative services provided through Principal Life Insurance Co. Principal Funds, Inc. is distributed by Principal Funds Distributor, Inc. Securities offered through Principal Securities, Inc., 800.547.7754, member SIPC and/or independent broker-dealers. Principal Life, Principal Funds Distributor, Inc. and Principal Securities® are members of the Principal Financial Group®, Des Moines, IA 50392. Certain investment options may not be available in all states or U.S. commonwealths.

09/2019 | 941765-092019 | ©2019 Principal Financial Services, Inc.